UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REVONERGY INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0589723
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Landmark House, 17 Hanover Street
London, England	W1S 1HU
(Address of principal executive offices)	(Zip Code)

INDIVIDUAL PLAN GRANTS FOR DIRECTORS AND CONSULTANTS
(Full title of the plan)

Empire Stock Transfer Inc.
(Name and address of agent for service)

1859 Whitney Mesa Drive
Henderson, NV 89014
(Telephone number, including area code, of agent for service)

with a copy to:
Kevin C. Timken, Esq.
Kruse Landa Maycock & Ricks, LLC
136 East South Temple Street, Suite 2100
Salt Lake City, UT 84111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value (“Common Stock”)	10,256,000	$0.018(2)	$173,875	$20.19
_______________
(1)
There are also registered pursuant to Rule 416 such additional number of securities as may be issuable under the antidilution provisions of the plans under which the Common Stock being registered is or will be issued.

(2)	Pursuant to Rule 457(h) of the Securities Act of 1933, the proposed maximum offering price per share for the purpose of calculating the registration fee is the actual offering price.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (“SEC”) by Revonergy Inc., a Nevada corporation (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, are hereby incorporated by reference:

(1)	Annual Report on Form 10-K (file no. 000-53567) for the year ended September 30, 2010, filed December 29, 2010;

(2)	Current Reports on Form 8-K (file no. 000-53567) filed February 14 and March 18, 2011;

(3)	Quarterly Reports on Form 10-Q (file no. 000-53567) for the quarter ended December 31, 2010, filed February 14, 2011; and

(4)	Description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1 filed December 17, 2008.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicate that all securities offered hereby have been sold, or that deregister all such securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Section 78.138 of the Nevada Revised Statutes provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Subsection 2 of Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.  Section 78.751 of the Nevada Revised Statutes provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents that have ceased to hold such positions and to their heirs, executors and administrators.  Section 78.752 of the Nevada Revised Statutes empowers the corporation to purchase and maintain insurance or make other financial arrangements on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.

Article VI of the Company’s articles of incorporation provides the Company shall indemnify officers and directors and may indemnify officers, employees, or agents of the Company to the fullest extent permitted by the laws of the state of Nevada.  The articles provide, pursuant to Subsection 2 of Section 78.751, that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil or criminal, must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon delivery, if required by the Nevada Revised Statutes, of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is contrary to public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable.

Item 7.  Exemption from Registration Claimed

None.

Item 8.  Exhibits

Exhibit Number*	Title of Document	Location

Item 4.	Instruments Defining the Rights of Security Holders
4.01	Specimen Stock Certificate	Incorporated by reference from the Annual Report on Form 10-K for the year ended September 30, 2010, filed December 29, 2010

4.02	Designation of Rights, Privileges, and Preferences of Series A Redeemable Preferred Stock filed September 9, 2010	Incorporated by reference from the Annual Report on Form 10-K for the year ended September 30, 2010, filed December 29, 2010

Item 5.	Opinion re: Legality
5.01	Opinion of Kruse Landa Maycock & Ricks, LLC	Attached

Item 23	Consents of Experts and Counsel
23.01	Consent of Independent Registered Public Accounting Firm	Attached

23.02	Consent of Kruse Landa Maycock & Ricks, LLC	Included in 5.01 above
_______________
*	The number preceding the decimal indicates the applicable SEC reference number in Item 601, and the number following the decimal indicates the sequence of the particular document.

Item 9.  Undertakings

            Undertaking Required by Item 512(a) of Regulation S-K:  The undersigned registrant hereby undertakes:

           (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Item 512(b) of Regulation S-K:  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Undertaking Required by Item 512(h) of Regulation S-K:  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, United Kingdom, on the 25th day of April, 2011.

REVONERGY INC.
Registrant

Dated: April 25, 2011	By:	/s/ Ravi K. Daswani
Ravi K. Daswani
President and Principal Executive Officer

Dated: April 25, 2011	By:	/s/ Kenneth G.C. Telford
Kenneth G.C. Telford
Principal Financial and Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Ravi K. Daswani
Dated: April 25, 2011	Ravi K. Daswani
President, Chief Executive Officer, Director

/s/ Kenneth G.C. Telford
Dated: April 25, 2011	Kenneth G.C. Telford
Chief Financial Officer, Secretary/Treasurer,
Director

/s/ Ian G. Robinson
Dated: April 25, 2011	Ian G. Robinson
Director

/s/ Simoun S. Ung
Dated: April 25, 2011	Simoun S. Ung
Director